UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Amendment No.     )

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☐	Soliciting Material under § 240.14a-12

Marin Software Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)

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March 18, 2016

To our stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Marin Software Incorporated. The meeting will be held at the Hyatt Regency San Francisco located at 5 Embarcadero Center, San Francisco, CA 94111 on Wednesday, April 26, 2016 at 11:00 a.m. Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Annual Meeting materials include the notice, proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2015, and proxy card, each of which is enclosed.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet, telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,

David A. Yovanno
Chief Executive Officer

MARIN SOFTWARE INCORPORATED

123 Mission Street, 27th Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Tuesday, April 26, 2016 at 11:00 a.m. Pacific Time

Place:	Hyatt Regency San Francisco located at 5 Embarcadero Center, San Francisco, CA 94111
Items of Business:

1. Elect three Class III directors of Marin Software Incorporated each to serve until the 2019 annual meeting of stockholders and until his or her successor has been elected and qualified or until his earlier resignation or removal.

2.  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.  Transact any other business as may properly come before the meeting or any adjournment or postponement of the annual meeting.

Record Date:	Only stockholders of record at the close of business on March 11, 2016 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Proxy Voting:	Each share of stock that you own represents one vote. For questions regarding your stock ownership, you may contact the Marin Software Investor Relations Department through our website at http://investor.marinsoftware.com/contact-ir or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

This notice of the annual meeting, proxy statement and form of proxy are being distributed and made available on or about March 18, 2016. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 26, 2016: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,

David A. Yovanno
Chief Executive Officer

San Francisco, California

March 18, 2016

MARIN SOFTWARE INCORPORATED

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

MARIN SOFTWARE INCORPORATED

123 Mission Street, 27th Floor

San Francisco, California 94105

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

March 18, 2016

GENERAL INFORMATION

Information about Solicitation and Voting

The accompanying proxy is solicited on behalf of Marin Software Incorporated’s board of directors for use at Marin Software Incorporated’s 2016 Annual Meeting of Stockholders to be held on April 26, 2016, at 11:00 a.m. Pacific Time (the “Meeting”), and any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about March 18, 2016. Our Annual Report on Form 10-K for the year ended December 31, 2015 is enclosed with this proxy statement. An electronic copy of this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.proxyvote.com.

Information About the Meeting

Purpose of the Meeting

You are receiving this proxy statement because the Board is soliciting your proxy to vote your shares at the Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares.

Record Date; Quorum

Only holders of record of common stock at the close of business on March 11, 2016, the record date, will be entitled to vote at the Meeting. At the close of business on March 11, 2016, we had 38,125,807 shares of common stock outstanding and entitled to vote. For ten days prior to the Meeting, a complete list of the stockholders entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relating to the Meeting during ordinary business hours at our headquarters.

The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Meeting as of the record date must be present at the Meeting in order to hold the Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Meeting if you are present and vote in person at the Meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

In deciding all matters at the Meeting, each holder of shares of our common stock is entitled to one vote for each share of our common stock held as of the close of business on March 11, 2016, the record date. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of March 11, 2016, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on March 11, 2016, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Meeting or vote by telephone or by Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on March 11, 2016, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Meeting. Because you are not the stockholder of record, you may not vote your shares at the Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Meeting.

Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to the board of directors at the Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” all of the nominees, “WITHHOLD” your vote with respect to all of the nominees, or “FOR” all of the nominees except for any of the nominees that you specify. Approval of Proposal No. 2 will be obtained if the number of votes cast “FOR” such proposal at the Meeting exceeds the number of votes “AGAINST” such proposal. Abstentions (shares present at the Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR each of the Class III directors named in this proxy statement (Proposal No. 1) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2). None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Meeting and wish to vote in person;

•	vote via telephone or Internet—in order to do so, please follow the instructions shown on your proxy card; or

•	vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the Meeting in the envelope provided.

Votes submitted by telephone or Internet must be received by 11:59 pm Eastern Time on April 25, 2016. Submitting your proxy, whether via the Internet, by telephone, or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal No. 1, you may either vote “FOR” all of the nominees, “WITHHOLD” your vote with respect to all nominees or “FOR” all nominees except for any of the nominees that you specify. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy

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card by telephone or Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

Marin will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, Marin and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, Marin will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Marin, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

Any person signing a proxy card in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. Registered holders may revoke a proxy by (i) signing and returning a proxy card with a later date, (ii) delivering a written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, New York 11717, (iii) voting again by telephone or over the Internet or (iv) attending the Meeting and voting in person. The mere presence at the Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank, trustee or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank, trustee or other nominee is not voting the shares at the Meeting. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the Meeting.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Meeting. The preliminary voting results will be announced at the Meeting and posted on our website at http://investor.marinsoftware.com/. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Meeting.

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BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD; CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Marin is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines; Share Pledging Policy

Our board of directors has adopted Corporate Governance Guidelines that set forth our expectations for directors, director independence standards, board committee structure and functions, and other policies regarding our corporate governance. Our Corporate Governance Guidelines are available on the Investor section of our website, which is located at http://investor.marinsoftware.com/, by clicking on “Corporate Governance Guidelines,” under “Corporate Governance.” Our nominating and corporate governance committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our board of directors with respect to changes as warranted.

In December 2015, our board of directors made a change to our Insider Trading Policy to strictly prohibit directors and officers from being able to pledge shares of Marin stock as collateral for personal loans. Previously the policy allowed directors and officers to do so if the company’s compliance officer authorized it as long as the director or officer had the financial capacity to repay the loan without resort to the pledged securities. See also “Other Compensation Policies – Share Pledging Policy” on page 24.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to our board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” In cases in which the chairman and chief executive officer are the same person, the chairman schedules and sets the agenda for meetings of the board of directors, and the chairman, or if the chairman is not present, the lead independent director chairs such meetings. The responsibilities of the chairman or, if the chairman and the chief executive officer are the same person, the lead independent director include: presiding at executive sessions; serving as a liaison between the chairman and the independent directors and being available, under appropriate circumstances, for consultation and direct communication with stockholders.

Our board of directors believes that our stockholders and we currently are best served by having David Yovanno, our CEO, serve as a member of the board, Christopher Lien, our founder, serve as chairman of the board, and Bruce W. Dunlevie serve as lead independent director. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Lien’s and Mr. Yovanno’s extensive executive leadership and operational experience, including familiarity with our business. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Yovanno and Mr. Lien bring company-specific experience and expertise. Our board of directors believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel who are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal and compliance risks.

Each committee of the board of directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial and legal compliance risk exposures and monitors the steps management has taken to mitigate and control such exposures, including our risk assessment and risk management policies and guidelines. The compensation committee reviews risks and exposures associated with compensation programs and arrangements, including incentive plans.

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Independence of Directors

Our board of directors determines the independence of our directors by applying the applicable rules, regulations and listing standards of the New York Stock Exchange (“NYSE”). These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that all of the members of our board and nominees, other than Mr. Yovanno and Mr. Lien, are currently independent as determined under applicable rules, regulations and listing standards of the NYSE. All members of our audit committee, compensation committee, nominating and corporate governance committee must be independent directors under the applicable rules, regulations and listing standards of the NYSE. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not (1) accept directly or indirectly any consulting, advisory or other compensatory fee from Marin or any of its subsidiaries other than their directors’ compensation (including in connection with such member’s service as a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Marin or any of its subsidiaries) or (2) be an affiliated person of Marin or any of its subsidiaries. Members of the compensation committee also must satisfy a separate SEC independence requirement and a related NYSE listing standard relating to their affiliation with Marin and what advisory, consulting or other fees they may have received from Marin. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by the board of directors. Copies of the charters for each committee are available, without charge, upon request in writing to Marin Software Incorporated, 123 Mission Street, 27th Floor, San Francisco, California 94105, Attn: General Counsel or by clicking on “Corporate Governance” in the Investor section of our website, http://investor.marinsoftware.com/. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Mr. Auvil, who is the chair of the audit committee, Mr. Barrese and Mr. Crovitz. The composition of our audit committee meets the requirements for independence under current NYSE and SEC rules, regulations and listing standards. Each member of our audit committee is financially literate as required by NYSE listing standards. In addition, our board of directors has determined that each of Mr. Auvil and Mr. Crovitz is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements and overseeing their work;

•	reviewing the continuing independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees and others to submit anonymously concerns about questionable accounting or audit matters;

•	considering and reviewing the adequacy of our disclosure controls and internal controls over financial reporting;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

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Compensation Committee

Our compensation committee is comprised of Mr. Hutchison, who is the chair of the compensation committee, Mr. Dunlevie and Mr. Leinwand. The composition of our compensation committee meets the requirements for independence under current NYSE and SEC rules, regulations and listing standards. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director, as defined pursuant to Section 162(m) of the Code and is “independent” as defined in Section 303A.02(a)(ii) of the NYSE rules and Rule 10C-1 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and approving, or recommending to our board of directors the compensation of our directors;

•	reviewing and approving, or recommending to our board of directors the terms of any compensatory agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, cash-based and equity-based incentive compensation; and

•	reviewing our overall compensation strategy.

The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers, including the chief executive officer, and makes recommendations to our board of directors regarding the compensation of non-employee directors. The compensation committee may take into account the recommendations of the chief executive officer with respect to compensation of the other executive officers.

The compensation committee engaged an external compensation consultant, Compensia, Inc. (“Compensia”), a national compensation consulting firm, to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters for the fiscal year ended on December 31, 2015. Specifically, Compensia was engaged to:

•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

•	review and assess our current executive officer compensation policies and practices and equity profile relative to market practices; and

•	review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the compensation committee.

During fiscal 2015, Compensia worked for the compensation committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The compensation committee has determined that none of the work performed by Compensia during fiscal 2015 raised any conflict of interest.

The compensation committee has delegated, in accordance with applicable law, rules and regulations and our certificate of incorporation and bylaws, to a plan grant administrator, the authority to make certain types of equity awards to service providers under our 2013 Equity Incentive Plan pursuant to the terms of such plan and the equity award policy approved by our compensation committee. During fiscal 2015, the plan grant administrator was comprised of the chief executive officer and the general counsel. In accordance with our equity award policy, any equity award granted by the plan grant administrator that vests solely based on continuous service, shall vest as follows: (i) with respect to options as to the first twenty-five percent (25%) of the shares subject to the option after the recipient completes twelve (12) months of continuous service from the date of grant and as to an additional 1/48th of the total shares subject to the option when the recipient completes each month of continuous service thereafter and (ii) with respect to all other equity awards as to the first twenty-five percent (25%) of the shares or units awarded after the recipient completes twelve (12) months of continuous service from the date of grant and as to an additional twenty-five percent (25%) of the total shares or units awarded when the recipient completes each year of continuous service thereafter.

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Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Crovitz, who is the chair of the nominating and corporate governance committee, Mr. Dunlevie and Ms. Middleton. The composition of our nominating and corporate governance committee meets the requirements for independence under current NYSE and SEC rules, regulations and listing standards. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating, recruiting, and recommending candidates for membership on our board of directors;

•	reviewing and recommending changes to our corporate governance and code of conduct guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2015 were Mr. Dunlevie, Mr. Hutchison and Mr. Leinwand. None of the members of our compensation committee in 2015 was at any time during 2015 or at any other time an officer or employee of Marin or any of its subsidiaries, and none had or has any relationships with Marin that are required to be disclosed under Item 404 of Regulation S-K, except as provided under the Related Party Transactions section below. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2015.

Board and Committee Meetings and Attendance

Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2015:

•	Our board of directors held seven meeetings and acted by unanimous written consent three times;

•	Our audit committee held eight meetings and did not act by unanimous written consent;

•	Our compensation committee held five meetings and acted by unanimous written consent twice; and

•	Our nominating and corporate governance committee held one meeting and acted by unanimous written consent once.

None of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which such director served (during the period that such director served on the board of directors and any committee thereof).

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. David Yovanno, Christopher Lien, James Barrese, Gordon Crovitz (by telephone), Donald Hutchison, and Bruce Dunlevie were present at our 2015 annual meeting of stockholders held on April 22, 2015.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our lead independent director, currently Mr. Dunlevie, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary or by sending an email to the board of directors at Board@marinsoftware.com.

All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and

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other routine items and items unrelated to the duties and responsibilities of our board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:

Marin Software Incorporated

c/o Corporate Secretary

123 Mission Street, 27th Floor

San Francisco, California 94105.

Codes of Business Conduct and Ethics

We have adopted Codes of Business Conduct and Ethics that apply to all of our board members, officers and employees. Our Codes of Business Conduct and Ethics are posted on the Investor section of our website located at http://investor.marinsoftware.com/ by clicking on “Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Codes of Business Conduct and Ethics by posting such information on our website at the address and location specified above.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our corporate governance guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, corporate governance guidelines, and charters of the committees of our board of directors. In addition, neither our board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director and director nominee set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at our annual meeting to be held on April 26, 2016. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2017 and 2018, respectively. At the recommendation of the nominating and governance committee, our board of directors proposes that the three Class III nominees named below, each of whom is currently serving as a director in Class III, be elected as a Class III director for a three-year term expiring at the 2019 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service as of March 18, 2016, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
James J. Barrese (1)	47	CTO, PayPal, Inc.	2013
Allan Leinwand (2)	49	CTO, ServiceNow, Inc.	2013
Christopher Lien	49	Founder, Marin Software Incorporated	2006

(1)	Member of Audit Committee
(2)	Member of the Compensation Committee

James J. Barrese. Mr. Barrese has served on our board of directors since October 2013. Mr. Barrese was employed at PayPal, Inc., a digital and mobile payments technology company, starting in 2011, including as SVP, Payment Services and Chief Technology Officer from February 2015 until April 2016, Chief Technology Officer from February 2012 to January 2015 and VP of Global Product Development from August 2011 to January 2012. Prior to PayPal, Mr. Barrese spent nearly 10 years in executive technology roles at eBay Inc., where he was most recently VP of Technology. Earlier in his career, he was VP of engineering at Charitableway.com, Inc., a manager at Andersen Consulting LLP, and programmer in the Materials Science Department at Stanford University. He got his start in technology with the Signal Corps in the U.S. Army. He holds a BS in Mechanical Engineering from Stanford University. Mr. Barrese brings to our board of directors a deep knowledge of technology infrastructure, architecture, analytics, and cloud computing.

Allan Leinwand. Mr. Leinwand has served on our board of directors since October 2013. Since 2012, Mr. Leinwand has served as VP and CTO, Cloud Platform and Infrastructure of ServiceNow, Inc., an enterprise cloud computing company. From 2010 to 2012 Mr. Leinwand was CTO – Infrastructure of Zynga Inc., where he oversaw all areas of cloud computing infrastructure for the social gaming company. Prior to that, from 2006 to 2010, Mr. Leinwand was a venture partner for Panorama Capital. Mr. Leinwand was also the founder and CEO of the software-defined networking company Vyatta, Inc., which was acquired by Brocade Communications Systems, Inc. in 2012. He was also co-founder, president, and CEO of Proficient Networks, Inc., and earlier served as CTO and VP of engineering at Telegis Networks, Inc. and Digital Island, Inc. Mr. Leinwand spent seven years at Cisco Systems, Inc., where he was most recently manager of consulting engineering. He started his career as an Internet engineer at Hewlett-Packard Company. He has been an adjunct professor at the University of California at Berkeley, where he taught courses on computer network management and design. He is an expert in internetworking design and implementation and holds a patent in data routing. He holds a BS in Computer Science from the University of Colorado at Boulder. Mr. Leinwand’s technology expertise and knowledge of SaaS applications and cloud computing combined with his executive and entrepreneurial background, makes him a valuable addition to our board of directors.

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Christopher Lien. Mr. Lien is our founder and chairman of our board of directors. From May 2014 until September 2015, Mr. Lien served as executive chairman, and from the founding of our company in 2006 to May 2014, he served as our Chief Executive Officer. Mr. Lien has been a member of our board of directors since 2006. Previously, Mr. Lien served as Chief Operating Officer of Adteractive, Inc., an online performance marketing company, from 2004 to 2005. In 2001, Mr. Lien co-founded and served as Chairman and Chief Financial Officer of Sugar Media, Inc., a broadband services platform, until its acquisition in 2003 by 2Wire, Inc., a leading supplier of DSL equipment and services, which was subsequently acquired by Pace plc in 2010. Prior to that, Mr. Lien served in various capacities at BlueLight.com, LLC, Kmart Corporation’s e-commerce and Internet service provider subsidiary from 2000 to 2001, including as Chief Financial Officer and acting Chief Executive Officer. Prior to BlueLight.com, Mr. Lien spent 10 years at various investment banks, including Morgan Stanley and Evercore Partners, with his last role as Managing Director. Mr. Lien holds an A.B. from Dartmouth College, where he was elected as a member of Phi Beta Kappa, and an M.B.A. from the Stanford Graduate School of Business. Mr. Lien’s presence as a member of our board of directors brings his thorough knowledge of our company into our board of directors’ strategic and policy-making discussions. He brings his extensive experience in finance, digital marketing and executive roles in the information technology industry into deliberations regarding our strategy and operations.

Continuing Directors

The directors who are serving for terms that end following the Meeting, and their ages, occupations and length of board service as of March 18, 2015, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should continue to serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Paul R. Auvil III(1)	52	CFO, Proofpoint, Inc.	2009
L. Gordon Crovitz (1)(3)	57	Founder, Journalism Online, LLC	2012
Daina Middleton (3)	50	Principal, Larcen Consulting Group	2014
Class II Directors:
Bruce W. Dunlevie (2)(3)	59	General Partner, Benchmark Capital	2008
Donald P. Hutchison (2)	59	Investor	2006
David A. Yovanno	45	CEO, Marin Software	2014

(1)	Member of Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Paul R. Auvil III. Mr. Auvil has served as a member of our board of directors since October 2009. Since March 2007, Mr. Auvil has served as the Chief Financial Officer of Proofpoint, Inc., a provider of security-as-a-service solutions. From September 2006 to March 2007, Mr. Auvil was with Benchmark Capital, a venture capital firm, as an entrepreneur-in-residence. Prior to that, from 2002 to July 2006, he served as the Chief Financial Officer at VMware, Inc., a virtualization company. Previously, he served as the Chief Financial Officer for Vitria Technology, Inc., an eBusiness platform company and held various executive positions at VLSI Technology, Inc., a semiconductor and circuit manufacturing company, including Vice President of the Internet and Secure Products Division. Since 2007, Mr. Auvil has served on the board of directors for Quantum Corporation, where he currently serves as Chairman of the Board. From 2009 to 2010, Mr. Auvil served on the board of directors of OpenTV Corp. Mr. Auvil holds an A.B. in Engineering Sciences and a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree in Finance and Marketing from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Auvil is an experienced financial leader with the skills necessary to lead our audit committee. His current service as Chief Financial Officer at Proofpoint, and his prior finance and board roles have provided him with extensive financial and accounting experience, particularly in the areas of accounting principles, financial reporting rules and regulations, as well as in evaluating financial results and generally overseeing the financial reporting process at a public company.

L. Gordon Crovitz. Mr. Crovitz has served as a member of our board of directors since May 2012. Mr. Crovitz co-founded Journalism Online, LLC, a provider of e-commerce solutions for publishers, in April 2009. From 2008 until April 2009, Mr. Crovitz was an active angel investor in, and advisor to, privately held media and technology companies. Prior to that, Mr. Crovitz worked at Dow Jones & Company, Inc. from 1980 until December 2007 in a variety of positions, most recently as a publisher of The Wall Street Journal and executive vice president. Mr. Crovitz is a member of the boards of directors of Dun & Bradstreet, Inc. and Houghton Mifflin Harcourt Company. He is also a member of the boards of directors of Association of American Rhodes Scholars, Blurb, Inc., and Business Insider, Inc., each of which is a privately held entity. Mr. Crovitz holds an A.B. in Politics, Economics, Rhetoric and Law from the University of Chicago, a B.A. in Jurisprudence from the University of Oxford and a J.D. from Yale Law School.

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Mr. Crovitz brings to our board of directors a diversity of distinguished experiences and seasoned business acumen, particularly extensive experience in the media and publishing industries. His service on a number of company boards provides an important perspective on corporate governance matters, including best practices established at other companies.

Daina Middleton. Ms. Middleton has served on our board of directors since October 2014. Since January 2016, Ms. Middleton has been an organization effectiveness coach with the Larcen Consulting Group. Prior to this role, Ms. Middleton was the Head of Business Marketing at Twitter, Inc., a social media and communications platform, from May 2014 until January 2016. Before joining Twitter, she was Chief Executive Officer of Performics, Inc., a performance marketing agency, from January 2010 to May 2014. Prior to that, Ms. Middleton served as Senior Vice President at Moxie Interactive, an interactive marketing agency, from 2008 to 2010, and earlier in her career, she worked at Hewlett-Packard for 16 years in advertising and marketing roles of increasing responsibility. Ms. Middleton received a B.S. in Technical Journalism from Oregon State University. Ms. Middleton brings to our board of directors her expertise in the digital marketing space built over more than 20 years in the industry as well as her experience in general management and executive leadership.

Bruce W. Dunlevie. Mr. Dunlevie has served on our board of directors since March 2008. Since May 1995, Mr. Dunlevie has been a General Partner of Benchmark Capital, a venture capital firm. He has served as a member of the board of directors of ServiceSource International, Inc., a service support provider, since December 2004. Mr. Dunlevie previously served as a member of the board of directors of Rambus Inc., a technology licensing company, from March 1990 to June 2011, and as a member of the board of directors of Palm, Inc., a provider of mobile products, from October 2003 to October 2007. Mr. Dunlevie holds a B.A. in History and English from Rice University and an M.B.A. from the Stanford Graduate School of Business. Mr. Dunlevie is a longstanding member of our board of directors with a deep understanding of our business and our customer base, and he has extensive experience as an investor in technology companies on behalf of Benchmark. Mr. Dunlevie brings the experience of having served on the board of several other technology companies.

Donald P. Hutchison. Mr. Hutchison has served on our board of directors since April 2006. Since 2002, Mr. Hutchison’s principal employment has been as an angel investor in start-up technology companies. From June 2006 to July 2008, Mr. Hutchison was the Co-Founder and Chairman of the Board of Directors of Recurrent Energy LLC, a solar energy provider. Prior to that, Mr. Hutchison served as the Chief Executive Officer and Chairman of the Board of work.com, a joint venture established by Dow Jones and Excite@Home. Mr. Hutchison previously served in senior positions at Excite@Home (At Home Corporate) and NETCOM On-Line Communications Services, Inc. Mr. Hutchison previously served as a member of the board of directors of many privately-held companies, including, W&W Communications, Inc., a fabless semiconductor company, which was acquired by Cavium, Inc. Mr. Hutchison holds a B.A. in Economics from University of California, Santa Barbara, and an M.B.A. in Finance and Organizational Development from Loyola Marymount University. Mr. Hutchison brings to our board of directors significant experience analyzing and investing in other technology companies, as well as management and leadership experience as a former founder and executive of technology companies.

David A. Yovanno. Mr. Yovanno has been our Chief Executive Officer and a director since May 2014. Prior to joining Marin, Mr. Yovanno served as President and Executive Vice President, Technology Solutions at Conversant, Inc. (formerly ValueClick, Inc.), an online marketing company, since April 2011. Prior to that, Mr. Yovanno served as Chief Executive Officer and Director of Gigya, Inc., a developer of social software, from October 2008 until April 2011. From March 2000 until October 2008, Mr. Yovanno held several positions at Conversant, including Chief Operating Officer of U.S. Media. As our Chief Executive Officer, Mr. Yovanno is the general manager of our business, directing our management team to achieve strategic, financial and operating goals, and his presence as a member of the board of directors brings his knowledge of the company and his considerable experience in our industry into the board’s strategic and policy-making discussions.

There are no familial relationships among our directors and officers.

Director Compensation

The following table provides information for the fiscal year ended December 31, 2015 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2015. David Yovanno, our Chief Executive Officer, is not included in the table below as he is an employee and thus received no compensation for his services as a director. Christopher Lien, also is not included in the table below as he was an employee through September 30, 2015 and did not otherwise receive any non-employee director compensation during 2015. Mr. Lien will be eligible to receive non-employee director compensation in 2016. The compensation received by Mr. Yovanno and Mr. Lien as employees is shown in the “Executive Compensation – Summary Compensation Table” on page 19.

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Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Paul R. Auvil III	—	$150,951	$150,951
L. Gordon Crovitz	—	148,506	148,506
Bruce W. Dunlevie	—	150,951	150,951
Donald P. Hutchison	—	149,423	149,423
James J. Barrese	—	147,284	147,284
Allan Leinwand	—	147,284	147,284
Daina Middleton	—	147,284	147,284

(1)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock option awards granted during the fiscal year. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee directors from the options. For information regarding the number of stock options held by each non-employee director as of December 31, 2015, see the table below.

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Our non-employee directors held the following number of outstanding stock options as of December 31, 2015.

Name	Grant Date	Option Awards (1)
Paul R. Auvil III	4/22/15(2)	49,397
	5/12/14(2)	30,038
	9/14/12(3)	20,000
	1/31/13(4)	30,000
	1/31/13(5)	1,200
James J. Barrese	4/22/15(2)	48,197
	5/12/14(2)	28,838
	10/4/13(6)	30,000
L. Gordon Crovitz	4/22/15(2)	48,597
	5/12/14(2)	29,238
Bruce W. Dunlevie	4/22/15(2)	49,397
	1/31/13(4)	30,000
	1/31/13(5)	1,200
Donald P. Hutchison	4/22/15(2)	48,897
	5/12/14(2)	29,538
	9/14/12(3)	20,000
	1/31/13(4)	30,000
	1/31/13(5)	700
Allan Leinwand	4/22/15(2)	48,197
	5/12/14(2)	28,838
	10/4/13(6)	30,000
Daina Middleton	4/22/15(2)	48,197
	10/13/14(6)	30,000

(1)	All stock options expire 10 years after the date of grant. These stock options also provide that, in the event of a “change of control,” all of the shares of our common stock subject to such stock option will immediately vest, and the right of repurchase with respect to any unvested shares shall lapse, in full as of the effectiveness of the change of control.

(2)	The stock option was granted pursuant to the 2013 Equity Incentive Plan and vested in its entirety on the first anniversary of the vesting commencement date.
(3)	The stock option was granted pursuant to the 2006 Equity Incentive Plan and was immediately exercisable in full upon grant. In the event the grantee exercised unvested shares subject to the option, the unvested shares would be subject to a right of repurchase in our favor at the option exercise price. The stock option vests ratably each month over a 48 month period from the vesting commencement date.
(4)	The stock option was granted pursuant to the 2006 Equity Incentive Plan and was immediately exercisable in full upon grant. In the event the grantee exercised unvested shares subject to the option, the unvested shares would be subject to a right of repurchase in our favor at the option exercise price. The stock option vested over a three-year period with one-third vesting on each anniversary of the vesting commencement date.
(5)	The stock option was granted pursuant to the 2006 Equity Incentive Plan and was immediately exercisable in full upon grant. In the event the grantee exercised unvested shares subject to the option, the unvested shares would be subject to a right of repurchase in our favor at the option exercise price. The stock option vested in its entirety on the first anniversary of the vesting commencement date.
(6)	The stock option was granted pursuant to the 2013 Equity Incentive Plan and vests over a three-year period with one-third vesting on each anniversary of the vesting commencement date.

Cash Compensation. We do not provide cash retainer fees to our non-employee directors for their services as a member of our board of directors or any committee or any cash meeting fees for attendance at any meetings of our board of directors or committee.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel and other expenses.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION

OF EACH OF THE NOMINATED DIRECTORS

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PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as Marin’s principal independent registered public accounting firm to perform the audit of Marin’s consolidated financial statements for fiscal year ending December 31, 2016. As a matter of good corporate governance, our audit committee has decided to submit its selection of its principal independent registered public accounting firm to stockholders for ratification. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as Marin’s principal independent registered public accounting firm.

PricewaterhouseCoopers LLP audited Marin’s financial statements for fiscal 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, in which case they will be given an opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for Marin’s audit.

In addition to performing the audit of Marin’s consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during fiscal 2014 and 2015. Our audit committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from Marin. During fiscal 2014 and 2015, fees for services provided by PricewaterhouseCoopers LLP were as follows:

Fees Billed to Marin	Fiscal 2014	Fiscal 2015
Audit fees(1)	$1,000,000	$982,000
Audit-related fees (2)	—	—
Tax fees(3)	74,000	70,000
Other fees(4)	—	15,000
Total fees	$1,074,000	$1,067,000

(1)	“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; the audit of the purchase price allocation and other procedures related to our acquisition of SocialMoov S.A.S. (“SocialMoov”) in fiscal 2015; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)	We did not have any “audit-related fees” during fiscal 2014 or 2015.
(3)	“Tax fees” include fees for tax compliance and advice, including tax advice with respect to our acquisitions of NowSpots, Inc. (d/b/a Perfect Audience) during fiscal 2014 and SocialMoov during fiscal 2015. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.
(4)	We did not have any “other fees” in fiscal 2014. In 2015, “other fees” included consulting services related to our acquisition of NowSpots, Inc. (d/b/a Perfect Audience).

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 11, 2016, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors, director nominees and executive officers as a group.

Percentage ownership of our common stock is based on 38,125,807 shares of our common stock outstanding on March 11, 2016. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options and restricted stock units that are currently exercisable or subject to settlement or that will become exercisable or subject to settlement within 60 days of March 11, 2016 to be outstanding and to be beneficially owned by the person or entity for the purpose of computing the percentage ownership of that person. We did not deem these as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Marin Software Incorporated, 123 Mission Street, 27th Floor, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Directors and Named Executive Officers
Paul R. Auvil III (1)	262,538	*
L. Gordon Crovitz (2)	196,703	*
Bruce W. Dunlevie (3)	4,114,375	10.8%
Donald P. Hutchison (4)	437,422	1.1%
James J. Barrese (5)	97,035	*
Allan Leinwand (6)	97,035	*
Daina Middleton (7)	58,197	*
David A. Yovanno (8)	565,477	1.5%
Christopher Lien (9)	2,148,329	5.6%
Stephen E. Kim (10)	95,482	*
Catriona M. Fallon	0	*
All officers and directors as a group (11 persons) (11)	8,067,186	20.3%
5% or Greater Stockholders
Benchmark Capital Partners VI, L.P (3)	3,874,492	10.2%
Entities affiliated with DAG Ventures (12)	3,801,169	10.0%
Entities affiliated with Temasek Capital (13)	2,528,205	6.6%
Entities affiliated with Bank of Montreal (14)	2,060,677	5.4%
Thornburg Investment Management Inc. (15)	2,073,741	5.4%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	Includes (a) 43,953 shares held by Paul Auvil and Sarah Auvil, husband and wife, as community property, (b) 66,200 shares acquired in August 2014 and held by Paul Auvil and Sarah Auvil, husband and wife, as community property, (c) 21,750 shares held by Mr. Auvil and (d) 130,635 shares issuable to Mr. Auvil upon exercise of stock options exercisable within 60 days after March 11, 2016.
(2)	Consists of (a) 118,868 shares of our common stock held by Gordon Crovitz, and (b) 77,835 shares issuable to Mr. Crovitz upon exercise of stock options exercisable within 60 days after March 11, 2016.

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(3)	Based on information contained in a Schedule 13G filed with the SEC by Benchmark Capital on February 16, 2016. Consists of (a) 3,198,393 shares held by Benchmark Capital Partners VI, L.P. (“BCP VI”) and (b) 200,032 shares held by Benchmark Founders’ Fund VI, L.P. (“BFF VI”), (c) 131,280 shares held by Benchmark Founders’ Fund VI-B L.P. (“BFF VI-B”) and (d) 344,787 shares held in nominee form for the benefit of persons associated with Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”). BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B and has sole voting and investment power over the shares. Certain individual members of BCMC VI, including Bruce W. Dunlevie, may be deemed to have shared voting and investment power over the shares held by BCP VI, BFF VI and BFF VI-B. Mr. Dunlevie is a member of our board of directors. The address for each Benchmark reporting entity is 2965 Woodside Road, Woodside, California 94062.

In addition Mr. Dunlevie holds (a) 9,286 shares of our common stock, (b) 50,000 shares acquired in August 2014 and 100,000 shares acquired in February 2016 and held by the Dunlevie Living Trust, of which Mr. Dunlevie is a trustee and (c) 80,597 shares issuable upon exercise of stock options exercisable within 60 days after March 11, 2016.

(4)	Consists of (a) 259,087 shares of our common stock held directly by the Hutchison Family Trust, of which Mr. Hutchison is a co-trustee, (b) 49,200 shares of our common stock held by Glasgow Investments, LLC and (d) 129,135 shares issuable to Mr. Hutchison upon exercise of stock options exercisable within 60 days after March 11, 2016. Mr. Hutchison is a managing member of Glasgow Investments, LLC and possesses the power to direct the voting and disposition of the shares held by Glasgow Investments, LLC and as such may be deemed to beneficially own the shares held by Glasgow Investments, LLC.
(5)	Consists of 97,035 shares issuable upon exercise of stock options exercisable within 60 days of March 11, 2016.
(6)	Consists of 97,035 shares issuable upon exercise of stock options exercisable within 60 days of March 11, 2016.
(7)	Consists of 58,197 shares issuable upon exercise of stock options exercisable within 60 days of March 11, 2016.
(8)	Consists of (a) 3,185 shares acquired through an open market purchase, (b) 24,595 shares acquired upon vesting of restricted stock units, and (c) 537,697 shares issuable upon exercise of stock options exercisable within 60 days of March 11, 2016.
(9)	Consists of (a) 1,649,500 shares held directly by the Lien Revocable Trust dated 7/8/2003, of which Mr. Lien is a co-trustee, (b) 25,615 held by Mr. Lien, (c) 302,668 shares issuable to Mr. Lien upon exercise of stock options exercisable within 60 days after March 11, 2016, (d) 85,273 shares held by the Chris Lien 2013 Annuity Trust and (e) 85,273 shares held by the Rebecca Lien 2013 Annuity Trust.
(10)	Consists of (a) 3,750 shares acquired through our employee stock purchase plan, and (b) 91,732 shares issuable to Mr. Kim upon exercise of stock options exercisable within 60 days of March 11, 2016.
(11)	Includes 1,597,159 shares issuable upon exercise of stock options exercisable within 60 days of March 11, 2016.
(12)	Based on information contained in a Schedule 13G filed with the SEC by DAG Ventures IV-QP, L.P. and its affiliates on February 11, 2014. Consists of 3,112,719 shares held by DAG Ventures IV-QP, L.P. (“DAVG IV-QP”), (b) 359,492 shares held by DAG Ventures IV-A, LLC (“DAG IV-A”) and (c) 328,958 shares held by DAG Ventures IV, L.P. (“DAG IV”). DAG Ventures Management IV, LLC (“DAG IV LLC”) serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC does not own any of our securities directly. R. Thomas Goodrich, John J. Caddo, Greg Williams, Young J. Chung and Nick Pianism are managing directors of DAG IV LLC and DAG IV-A and possess power to direct the voting and disposition of the shares owned by DAG IV-QP, DAG IV and DAG IV-A and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP, DAG IV and DAG IV-A. The address for DAG IV-QP, DAG IV, DAG IV-A and DAG IV LLC is 251 Lytton Avenue, Suite 200, Palo Alto, CA 94301.

(13)	Based on information contained in a Schedule 13G filed with the SEC by Temasek Holdings (Private) Limited and its affiliates on February 13, 2015. Consists of 2,528,205 shares directly owned by Sennett Investments (Mauritius) Pte Ltd (“Sennett”), a wholly-owned subsidiary of Dunearn Investments (Mauritius) Pte Ltd (“Dunearn”). Dunearn is in turn wholly-owned by Seletar Investments Pte Ltd (“Seletar”), which is in turn wholly-owned by Temasek Capital (Private) Limited (“Temasek Capital”), which is in turn wholly-owned by Temasek Holdings (Private) Limited (“Temasek Holdings”). Accordingly, each of Temasek Holdings, Temasek Capital, Seletar and Dunearn may be deemed to have beneficially owned the 2,528,205 Shares owned directly by Sennett. The address for Seletar, Temasek Capital and Temasek Holdings is 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891. The address for Dunearn and Sennett is c/o International Management (Mauritius) Limited, Les Cascades, Edith Cavell Street, Port Louis, Mauritius.
(14)	Based on information contained in a Schedule 13G filed with the SEC by Bank of Montreal and its affiliates on February 13, 2015. Consists of shares held by various affiliates of Bank of Montreal. Bank of Montreal beneficially owns 2,060,677 shares. The address for Bank of Montreal is 1 First Canadian Place, Toronto, Ontario, Canada M5X1A1.
(15)	Based on information contained in a Schedule 13G filed with the SEC by Thornburg Investment Management Inc. on February 11, 2016. Thornburg Investment Management Inc. owns 2,073,741 shares. The address for Thornburg Investment Management Inc. is 2300 North Ridgetop Road, Santa Fe, NM 87506.

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EXECUTIVE OFFICERS

The names of our executive officers, their ages as of March 18, 2016, and their positions are shown below.

Name	Age	Position
David A. Yovanno	45	Chief Executive Officer
Catriona M. Fallon	45	EVP and Chief Financial Officer
Stephen E. Kim	46	EVP, General Counsel, Corporate Secretary, and Chief of Staff

Our board of directors chooses executive officers, who then serve at the board’s discretion. There is no familial relationship between any of the directors or executive officers and any other director or executive officer of Marin.

For information regarding Mr. Yovanno, please refer to the Continuing Directors section of Proposal No. 1 – “Election of Directors,” above.

Catriona M. Fallon has served as our Executive Vice President and Chief Financial Officer since July 2015. In her capacity as EVP and CFO, Ms. Fallon serves as our principal financial and accounting officer, responsible for directing all aspects of our financial operations. Prior to joining us, Ms. Fallon worked at Cognizant Technology Business Solutions Corp., a business and technology services company. At Cognizant, she served as a Vice President of Finance and Chief of Staff to the CFO from December 2013 until July 2015. Prior to Cognizant, Ms. Fallon held several leadership positions at Hewlett-Packard Company, including Vice President of Strategy and Financial Planning (from September 2012 to September 2013), Director of Investor Relations (from July 2010 to September 2012), and Director of Strategy and Corporate Development (from February 2009 to July 2010). Previously, Ms. Fallon was an equity analyst covering media and technology companies at Citigroup Investment Research. Ms. Fallon’s professional experience also includes roles with Piper Jaffrey & Company, McKinsey & Company and Oracle Corporation. Ms. Fallon received an M.B.A. from Harvard Business School and a B.A. in Economics from UCLA.

Stephen E. Kim has served as our Executive Vice President, General Counsel and Corporate Secretary since October 2014, and has served in the additional capacity of Chief of Staff since February 2016. Prior to joining us, Mr. Kim worked at Diamond Foods, Inc., a consumer packaged goods company. During his tenure at Diamond Foods, Mr. Kim was Executive Vice President, General Counsel and Chief Legal and Compliance Officer from March 2014 to September 2014; Senior Vice President, General Counsel from January 2008 to March 2014; and Vice President, General Counsel from March 2005 to January 2008. Previously, Mr. Kim served as General Counsel for Oblix, Inc., an enterprise software company from 2000 to March 2005, at which time Oblix was acquired by Oracle Corporation. Before joining Oblix, Mr. Kim was an attorney with Wilson, Sonsini, Goodrich and Rosati from 1996 to 1999 and Weil Gotshal & Manges from 1994 to 1996. Mr. Kim received his J.D. from New York University School of Law, where he was an editor with the NYU Law Review, and a B.A. from Johns Hopkins University.

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EXECUTIVE COMPENSATION

Overview

This section provides an overview of the material components of our executive compensation program for each person who served as our Chief Executive Officer and our named executive officers during fiscal 2015.

Our named executive officers for fiscal year 2015 were:

•	David A. Yovanno, our Chief Executive Officer;

•	Catriona M. Fallon, our Executive Vice President and Chief Financial Officer who joined in July 2015;

•	Stephen E. Kim, our Executive Vice President, General Counsel, Corporate Secretary, and Chief of Staff; and

•	Christopher Lien, our founder and Executive Chairman until September 30, 2015.

The compensation earned or paid to our named executive officers for fiscal 2014 and 2015 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables.

Summary Compensation Table

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers for all services rendered in all capacities during the fiscal years ended December 31, 2014 and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
David A. Yovanno (4)	2015	400,000	—		—	1,201,146	150,000	52,579	(5)	1,803,725
Chief Executive Officer	2014	260,769	—		876,600	4,469,204	100,000	63,373		5,769,946
Catriona Fallon, EVP and CFO (6)	2015	141,667	67,708	(7)	—	455,519	—	793		665,686
Stephen E. Kim (8)	2015	293,750	46,875	(9)	—	400,383	90,000	4,796		835,804
EVP, General Counsel	2014	60,465	—		—	679,125	15,469	—		755,467
Christopher Lien (10)	2015	206,250	67,500	(11)	—	240,230	—	219,654	(12)	733,653
Founder, Former Executive Chair	2014	275,000	—		—	248,289	—	119,101		394,101

(1)	The amount shown in this column represents the grant date fair value of restricted stock units granted to Mr. Yovanno in May 2014 in connection with his offer letter to join the company, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 Form 10-K”). Note that the amount reported in this column reflects the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by Mr. Yovanno.
(2)	The amounts shown in this column represent the grant date fair value of the stock options granted to the named executive officers during 2014 and 2015 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in the 2015 Form 10-K. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(3)	The amounts in this column represent total performance-based bonuses earned for services rendered in 2014 and 2015 pursuant to the terms of our Executive Bonus Plan. For 2015, in September 2015, our Compensation Committee reduced the target level of funding for the Executive Bonus Plan to (i) 50% of the target annual bonus potential for Mr. Yovanno and (ii) 60% of the target annual bonus potential for Mr. Kim and Mr. Lien based on Marin’s year-to-date financial performance at that time. Mr. Yovanno would receive the reduced target bonus potential if the company achieved both positive adjusted EBITDA in the quarter ended December 31, 2015 and annual revenue in 2015 of at least $106.5 million (such metrics, the “Bonus Funding Metrics”). Mr. Kim’s reduced target bonus potential would be funded based on the company meeting the Bonus Funding Metrics, and his actual bonus would be paid based on his achievement of his individual objectives for 2015. The company achieved both Bonus Funding Metrics. Accordingly, Mr. Yovanno received 50% of his target bonus potential. Additionally, Mr. Kim met his individual objectives, which included legal and human resources goals, for which Mr. Kim provides executive leadership, and as a result, he received 60% of his target annual bonus potential for 2015. Achievement under the Executive

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Bonus Plan in 2014 was based solely on corporate performance measures, including total revenue, revenue from new business, retention of revenue from existing customers and operating loss. For Mr. Yovanno and Mr. Kim, amounts represent a pro-rated amount based on the portion of 2014 during which each was employed with the company.
(4)	Mr. Yovanno joined the company in May 2014.
(5)	Includes $16,593 for rental of an apartment in San Francisco, $6,695 in reimbursement of travel expenses incurred by Mr. Yovanno in connection with his commute from his home in Southern California to San Francisco, and $28,751 in gross up payments associated with the apartment and travel reimbursements – all of which were paid pursuant to Mr. Yovanno’s offer letter with the company. Also includes premiums paid by us for life insurance.
(6)	Ms. Fallon joined the company as EVP and CFO in July 2015.
(7)	Pursuant to Ms. Fallon’s offer letter, she was guaranteed her annual target level of bonus for 2015, prorated for the portion of the year during which she was employed.
(8)	Mr. Kim joined the company in October 2014.
(9)	In connection with his offer letter when he joined the company, Mr. Kim received a sign-on bonus of $120,000 payable in eight equal quarterly installments, with the first installment paid in January 2015.
(10)	For fiscal 2015, Mr. Lien was the company’s Executive Chairman from January 2015 through September 2015.
(11)	Pursuant to his separation agreement with Marin, we agreed to pay Mr. Lien his target annual bonus potential established by the Compensation Committee for 2015, prorated for the nine months he was employed by the company during 2015.
(12)	Includes $206,250 in cash severance payments and $7,445 in COBRA reimbursement paid in connection with his departure from the company and $4,100 in parking expenses.

The following table provides information regarding each unexercised stock option and outstanding restricted stock units held by our named executive officers as of December 31, 2015.

Outstanding Equity Awards at December 31, 2015

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options(#)(1)				Option Exercise Price($)	Option Expiration Date	Number of restricted stock units that have not vested (#)(2)	Market Value of restricted stock units that have not vested ($)(3)
Name	Exercisable		Unexercisable
David A. Yovanno	356,250		543,750	(4)	9.74	5/11/24	—	—
	—		364,964	(5)	6.48	3/8/25	—	—
							56,250	201,375
Catriona M. Fallon	—		275,000	(6)	3.66	8/9/25	—	—
Stephen E. Kim	43,750		106,250	(7)	8.92	11/6/24	—	—
	—		121,655	(5)	6.48	3/8/25	—	—
Christopher Lien	19,791		30,209	(4)	9.74	5/11/24	—	—
	—		72,993	(5)	6.48	3/8/25	—	—
	257,421	(8)	—		7.05	5/7/22	—	—

(1)	Outstanding equity awards granted prior to March 21, 2013 were granted under our 2006 Equity Incentive Plan. Outstanding equity awards granted after March 21, 2013 were granted under our 2013 Equity Incentive Plan. All stock options expire 10 years after the date of grant. In general, the unvested shares subject to a stock option will expire prior to the stock option’s stated expiration date in the event of the optionee’s termination of employment. See “Potential Payments upon Employment Termination and Change in Control Events” for additional information.
(2)	The shares subject to the restricted stock unit (“RSU”) award vest as to 25% of the shares subject to the RSU award on May 12, 2015, and the remaining shares subject to the RSU award vest each quarter thereafter over the next three years, such that the RSU award will be fully vested on May 12, 2018.

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(3)	The market value of the unvested shares subject to the RSU award was computed using $3.58, which was the closing price of our common stock on December 31, 2015.
(4)	The stock option award was granted in May 2014. 25% of the shares subject to the stock option vested on May 12, 2015, with the remaining shares subject to the stock option vesting each month thereafter over the following three years, such that the shares subject to the stock option will be fully vested on May 12, 2018.
(5)	The stock option award was granted in March 2015. 25% of the shares subject to the option vested on March 9, 2016, with the remaining shares subject to the stock option vesting each month thereafter over the following three years, such that the shares subject to the stock option will be fully vested on March 9, 2019.
(6)	The stock option award was granted in August 2015 with a vesting commencement date of July 27, 2015. 25% of the shares subject to the stock option will vest on July 27, 2016 with the remaining shares subject to the stock option vesting monthly over the following three years, such that the shares subject to the stock option will be fully vested on July 27, 2019.
(7)	The stock option award was granted in November 2014 with a vesting commencement date of October 13, 2014. 25% of the shares subject to the stock option vested on October 13, 2015 with the remaining shares subject to the stock option vesting monthly over the following three years, such that the shares subject to the stock option will be fully vested on October 13, 2018.
(8)	The stock option award was granted in May 2012 with a vesting commencement date of April 1, 2012. The shares subject to the stock option vest over a four-year period in equal, monthly installments after April 1, 2012. The shares subject to the stock option were exercisable immediately upon grant, subject to our right to repurchase the unvested shares subject to the stock option at the exercise price upon termination of the optionee’s employment. Of the exercisable shares, 21,493 shares subject to the stock option were unvested as of December 31, 2015.

Offer Letters and Arrangements

We have entered into employment offer letters with Mr. Yovanno, Ms. Fallon and Mr. Kim. Mr. Lien, one of our founders, never entered into an offer letter agreement with the company, but did enter into a Severance and Change of Control Agreement with the company pursuant to which we granted him certain severance benefits as described below under “Separation Agreements.”

David A. Yovanno. We entered into an offer letter agreement with Mr. Yovanno, our Chief Executive Officer, in May 2014. Pursuant to the offer letter, his initial base salary was established at $400,000 per year and his annual bonus target was set at $200,000 per year. The offer letter also provided for commute benefits from his home in Southern California, including reimbursement of weekly travel costs not to exceed $15,000 per year and payment of rent on an apartment in San Francisco, not to exceed $6,300 per month. The commuter benefits are to be grossed-up for taxes. On May 12, 2014, in accordance with the terms of his offer letter, Mr. Yovanno was granted a stock option to purchase 900,000 shares of our common stock at an exercise price of $9.74 per share, which was equal to the fair market value of our common stock on the date the option was granted, as determined by our board of directors. This option vests as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting monthly over the remaining three years. In addition, on May 12, 2014, in accordance with the terms of his offer letter, Mr. Yovanno was granted 90,000 restricted stock units, pursuant to which shares of common stock are to be issued as the restricted stock units vest. The restricted stock units vest as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting quarterly over the remaining three years. Mr. Yovanno’s employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below.

Catriona M. Fallon. We entered into an offer letter agreement with Ms. Fallon, our Executive Vice President and Chief Financial Officer, in July 2015. Pursuant to the offer letter, Ms. Fallon’s initial base salary was established at $325,000 per year. In addition, for fiscal 2015, Ms. Fallon was eligible to receive a bonus targeted at 50% of her base salary, pro-rated for the portion of fiscal 2015 that she would be employed at the company. In addition, the offer letter provided for reimbursement of relocation costs not to exceed $40,000, based on receipts for actual costs incurred with three months of Ms. Fallon’s start date with the company. On August 10, 2015, in accordance with the terms of her offer letter, Ms. Fallon was granted a stock option to purchase 275,000 shares of our common stock at an exercise price of $3.66 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option is subject to vesting, with 25% of the shares vesting on the first anniversary of the vesting commencement date and the remainder vesting monthly over the remaining three years, such that the shares subject to the option would be fully vested in August 2019. Ms. Fallon’s employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below.

Stephen E. Kim. We entered into an offer letter agreement with Mr. Kim, our Executive Vice President, General Counsel, Corporate Secretary, and Chief of Staff in October 2014. Pursuant to the offer letter, Mr. Kim’s initial base salary was established at $275,000 per year. He was eligible to receive a bonus targeted at 30% of his base salary, prorated for the portion of fiscal 2014 that he was employed at the company. Furthermore, Mr. Kim is entitled to receive a sign-on bonus of $125,000, payable in equal quarterly installments of $15,625 over two years. On November 7, 2014, in accordance with the terms of his offer letter, Mr. Kim was granted a

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stock option to purchase 150,000 shares of our common stock at an exercise price of $8.92 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option is subject to vesting, with 25% of the shares vesting on the first anniversary of the vesting commencement date and the remainder vesting monthly over the remaining three years, such that the shares subject to the option would be fully vested in October 2018. Mr. Kim’s employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below.

Separation Agreements

Christopher Lien. On September 10, 2015, Mr. Lien, our Founder and Executive Chairman, agreed to step down from the Executive Chairman position and to cease to be an employee of the company effective September 30, 2015. Mr. Lien continues to serve as Chairman of our board of directors. Pursuant to a Severance and Change of Control Agreement, dated as of April 19, 2013, between Mr. Lien and Marin, Mr. Lien was entitled to receive severance benefits equal to nine months of his current annual base salary of $275,000 and the monthly benefits premium under COBRA until the earliest to occur of (i) nine months after his last date of employment or (ii) the expiration of his continuation coverage under COBRA. In addition, we agreed that Mr. Lien would be eligible to receive a pro-rata portion of any bonus payable for fiscal 2015 based on the portion of the year he served as an employee of the company. In exchange for the foregoing separation benefits, Mr. Lien executed a release of claims agreement.

Potential Payments upon Employment Termination and Change in Control Events

Mr. Yovanno is a party to a Severance and Change in Control Agreement with the company providing for potential payments and benefits in the event of employment termination. The agreement provide as follows:

•	Term: The agreements terminate upon the earlier of June 30, 2016 or the date employment is terminated for a reason other than a “qualifying termination.” A “qualifying termination” is defined as a separation occurring within three months preceding or twelve months following a change in control (i) for any reason other than cause, as defined in the agreement or (ii) resulting from a voluntary resignation for good reason, as defined in the agreement. The agreement renews automatically for additional three year terms unless the company provides notice of non-renewal at least 90 days prior to the expiration date.

•	Termination other than in connection with a change in control. In the event of a termination without cause other than in connection with a change in control, the individual would be entitled to receive severance benefits equal to nine months of his then current annual base salary and the monthly benefits premium under COBRA for nine months.

•	Termination in connection with a change in control. In the event of a qualifying termination following a change in control (as defined in the severance agreement) of our company, the individual would be entitled to receive severance benefits equal to nine months of his then-current annual base salary and the monthly benefits premium under COBRA for nine months. In addition, the shares underlying all unvested equity awards held by the individual immediately prior to such termination will become vested and exercisable in full.

Each of Mr. Kim and Ms. Fallon is a party to a Severance and Change in Control Agreement with the company providing for potential payments and benefits in the event of employment termination. The agreements provide as follows:

•	Term: The agreement terminates upon the earlier of June 30, 2016 or the date employment is terminated for a reason other than a “qualifying termination.” A “qualifying termination” is defined as a separation occurring within three months preceding or twelve months following a change in control (i) for any reason other than cause, as defined in the agreement or (ii) resulting from a voluntary resignation for good reason, as defined in the agreement. The agreement renews automatically for an additional three year terms unless we provide notice of non-renewal at least 90 days prior to the expiration date.

•	Termination other than in connection with a change in control. In the event of a termination without cause other than in connection with a change in control, the individual would be entitled to receive severance benefits equal to six months of his or her then current annual base salary and the monthly benefits premium under COBRA for six months.

•	Termination in connection with a change in control. In the event of a qualifying termination, following a change in control (as defined in the severance agreement) of our company, the individual would be entitled to receive severance benefits equal to six months of his or her then-current annual base salary and the monthly benefits premium under COBRA for six months. In addition, the shares underlying all unvested equity awards held by him or her immediately prior to such termination will become vested and exercisable in full.

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We believe that these protections assisted us in attracting these individuals to join our company. We also believe that these protections serve our executive retention objectives by helping the named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our company. The terms of these agreements were determined after review by our board of directors or the compensation committee, as applicable, of our retention goals for each named executive officer.

The table below presents estimated payments and benefits that would have been provided to each of our current named executive officers assuming their respective qualifying terminations as of December 31, 2015. As a condition of receiving any severance benefits in connection with the change in control agreements, each executive must execute a full waiver and release of all claims in our favor. In addition to the benefits described in the tables below, upon termination of employment executive officers may be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	David A. Yovanno	Stephen Kim	Catriona Fallon
Termination after Change of Control:
Cash severance (1)	$300,000	$150,000	$162,500
Post-termination COBRA reimbursement (2)	20,956	20,956	5,545
Acceleration of RSUs (3)	181,238	—	—
Acceleration of options (4)	—	—	—
Total	$502,194	$170,956	$168,045
Termination not in connection with Change of Control:
Cash severance (1)	$300,000	$150,000	$162,500
Post-termination COBRA reimbursement (2)	20,956	20,956	5,545
Total	$320,956	$170,956	$168,045

(1)	Mr. Yovanno would receive nine months of base salary. Ms. Fallon and Mr. Kim would receive six months of base salary.
(2)	Mr. Yovanno would receive up to nine months of COBRA. Mr. Kim and Ms. Fallon would receive up to six months of COBRA.
(3)	Amount is based upon the value of a share of our common stock as of December 31, 2015, calculated based on the closing price per share as of December 31, 2015.
(4)	Amount is based upon the value of a share of our common stock as of December 31, 2015, calculated based on the closing price per share as of December 31, 2015, which was less than the exercise price per share of each outstanding equity award. As of December 31, 2015, the exercise prices of the unvested options exceeded the market price.

In addition to the arrangements described above, upon a termination of employment each named executive officer is eligible to receive any benefits accrued under our broad-based benefit plans in accordance with those plans and policies.

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the named executive officers.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (clawback) policy covering our annual and long-term incentive award plans and arrangements once we are a publicly-traded company and after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the use of puts, calls or shorts related to our shares by our directors, officers and employees.

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Share Pledging Policy

Our insider trading policy, revised on December 15, 2015, provides that no employee, officer or director may purchase company securities on margin, borrow against any account in which company securities are held, or pledge company securities as collateral for a loan.  Notwithstanding the foregoing, an employee who is not an officer or director may pledge company securities as collateral for a loan (not including margin debt) if such employee can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.  An employee who is not an officer or director wishing to pledge company securities as collateral for a loan must: (i) submit a request for pre-clearance to our compliance officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge and (ii) provide evidence of the financial capacity to repay the loan without resort to the pledged securities. Our compliance officer, in his or her sole discretion, shall make the determination as to whether the necessary financial capacity has been demonstrated.

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EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2015 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2006 Equity Incentive Plan, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options and restricted stock units(#)		Weighted-average exercise price of outstanding options ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(#)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	7,180,706	(1)	7.58	(2)	4,817,477	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	7,180,706		7.58		4,817,477

(1)	Excludes purchase rights accruing under the 2013 Employee Stock Purchase Plan.
(2)	The weighted average exercise price relates solely to shares subject to outstanding stock options, as shares subject to restricted stock units have no exercise price.
(3)	Consists of 776,410 shares that remain available for purchase under the 2013 Employee Stock Purchase Plan and 4,041,067 shares of common stock that remain available grant under the 2013 Equity Incentive Plan. Any such shares of common stock that are subject to outstanding awards under the 2006 Equity Incentive Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be forfeited and will be available for future grant and issuance under the 2013 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2013 Equity Incentive Plan will increase automatically on the first day of January of each of 2016 through 2023 by the number of shares equal to the lesser of 5% of the total outstanding shares of our common stock as of the immediately preceding December 31st and a number of shares approved by our board of directors. Similarly, the number of shares reserved for issuance under our 2013 Employee Stock Purchase Plan will increase will increase automatically on the first day of January of each of 2016 through 2023 by the number of shares equal to the lesser of 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded down to the nearest whole share) and a number of shares approved by our board of directors or our compensation committee.

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RELATED PARTY TRANSACTIONS

During 2015, we employed Don Hutchison’s son, Patrick Hutchison, as a senior product consultant. During 2015, Patrick Hutchison earned $109,725 in base salary, a performance bonus in the amount of $24,039, and a sales incentive bonus in the amount of $1,250. In addition, Patrick Hutchison was granted 2,000 restricted stock units in 2015. Other than as described above, except for compensation arrangements, including employment, termination of employment and severance and change in control arrangements, since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors has adopted a written related person transactions policy. Under this policy, the audit committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. The audit committee has adopted a related party transactions policy to set forth the procedures for the identification, review, consideration and approval or ratification of these transactions.

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REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Marin’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Marin under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Marin specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Marin’s management and PricewaterhouseCoopers, LLP the audited consolidated financial statements of Marin for the year ended December 31, 2015. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers, LLP its independence from Marin.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Marin’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Paul R. Auvil III, Chair

James J. Barrese

L. Gordon Crovitz

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ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Our bylaws provide that, for stockholder nominations to the board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Marin Software Incorporated, 123 Mission Street, 27th Floor, San Francisco, California 94105, Attn: Corporate Secretary.

To be timely for the 2017 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on January 11, 2017 and not later than 5:00 p.m. Pacific Time on February 10, 2017. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Marin’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2017 annual meeting must be received by us not later than November 18, 2016 in order to be considered for inclusion in our proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of Marin’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Marin with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Marin and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2015.

Available Information

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Marin Software Incorporated

123 Mission Street, 27th Floor

San Francisco, California 94105

Attn: Investor Relations

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future Annual Reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare, or you are in possession of stock certificates): visit www.computershare.com/investor to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee, or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, our transfer agent, at (800) 733-5001 or visit www-us.computershare.com/investor/Contact with questions about electronic delivery.

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual

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Report on Form 10-K for the year ended December 31, 2015 and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Annual Report on Form 10-K for the year ended December 31, 2015 and proxy materials. A set of our Annual Report on Form 10-K for the year ended December 31, 2015 and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a proxy statement, proxy card, our Annual Report on Form 10-K for the year ended December 31, 2015 and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy statement, proxy card, Annual Report on Form 10-K for the year ended December 31, 2015 and other proxy materials at no charge, you may write Marin’s Investor Relations department at 123 Mission Street, 27th Floor, San Francisco, California 94105, Attn: Investor Relations, visit http://investor.marinsoftware.com/contact-ir or call (415) 906-8179.

Any stockholders who share the same address and currently receive multiple copies of our Annual Report on Form 10-K for the year ended December 31, 2015 and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Marin’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the Meeting and, so far as is known to our board of directors, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may arise and properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
MARIN SOFTWARE INCORPORATED
123 MISSION STREET 27TH FLOOR SAN FRANCISCO, CA 94105

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For	Withhold	For All	To withhold authority to vote for any
			All	All	Except	individual nominee(s), mark “For All
Except” and write the number(s) of the
The Board of Directors recommends you vote FOR						nominee(s) on the line below.
each of the Class III directors:			☐	☐	☐

1.	Election of Directors

Nominees

01	James J. Barrese	02 Allan Leinwand		03 Christopher Lien

The Board of Directors recommends you vote FOR the following proposal: 2.							For	Against	Abstain

2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm						☐	☐	☐
for the fiscal year ending December 31, 2016.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000267195_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com

MARIN SOFTWARE INCORPORATED

Annual Meeting of Stockholders
April 26, 2016 11:00 AM Pacific
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David A. Yovanno and Stephen E. Kim, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of MARIN SOFTWARE INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 11:00 AM, Pacific on April 26, 2016 at The Hyatt Regency San Francisco, 5 Embarcadero Center, San Francisco, CA 94111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000267195_2 R1.0.1.25